Exhibit 99.2

FOR IMMEDIATE RELEASE

Spartan Motors Adds Depth, Names New Chairman of

Board of Directors

CHARLOTTE, Michigan, February 18, 2010 –   Spartan Motors, Inc. (Nasdaq: SPAR), the leading manufacturer of specialty chassis and vehicles, today announced a planned leadership transition and new appointment to the Board of Directors aimed at continuing to strengthen the Company’s governance and board depth.  The moves include the planned retirement of David Wilson from his position as Chairman of the Board effective at the 2010 annual meeting.  Wilson has been a member of the board since 1996 and has served as Chairman since 2002.

“David presided over the board during Spartan’s most rapid period of growth, and under his guidance we have been able to maintain positive earnings, increase sales and position ourselves for future growth,” said John Sztykiel, president and CEO of Spartan Motors.  “We are grateful for his vision and leadership, and thank him for his lasting contributions.”

Spartan Motors said the Board has elected Hugh Sloan to become Chairman at the 2010 annual meeting.  Sloan has been an independent member of Spartan's board since 2007, serving on the Audit and Compensation committees.  He has over 35 years of experience in the automotive industry, most notably with the Woodbridge Foam Corporation, a $1 billion global supplier of polyurethane foam, where he served as President, Automotive, and Deputy Chairman of the Board, and Budd Canada, Inc., where he served as a director, President and General Manager.

Sloan serves on the boards of directors of Woodbridge Foam Corporation, Manulife Financial, and Wescast Industries, Inc., where he is lead director.  He is also a former Staff Assistant to President Richard Nixon, former Trustee of Princeton University and served as Chairman of the Automotive Parts Manufacturers Association of Canada (APMA) and as a founding director of the Original Equipment Suppliers Association (OESA) in the United States.

“The legacy David built during his tenure will shape the direction of Spartan for years to come,” said incoming Chairman Sloan.  “I am honored to have the opportunity to build on his work as we enter new markets with the integration of our acquisition of Utilimaster, and continue pursuing new avenues of growth.”

Spartan also announced the appointment of Richard F. (Rick) Dauch, President and CEO of Acument Global Technologies, Inc., to the Company’s board of directors.  Dauch will serve as an independent director.

In his current role with Acument, the world’s largest fastener supplier, Dauch has been responsible for developing and implementing a global turnaround and growth plan for the company’s 30 manufacturing and 17 distribution facilities spanning 17 countries.  Prior to joining Acument in 2008, Dauch served as Executive Vice President of Worldwide Manufacturing at American Axle and Manufacturing, where he was responsible for the daily operations of 17 locations globally.

“In a career spanning over 25 years, Rick brings significant and proven leadership experience in global manufacturing and operations,” said Sloan.  “His well-rounded background in areas ranging from strategic planning and finance to sales and marketing will be an asset to Spartan as we look to expand to new market niches, both in the U.S. and abroad.”

Dauch earned dual Master of Science degrees in Management and Engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in Engineering from the United States Military Academy.  Dauch’s corporate career was preceded by his service as an officer in the United States Army, including qualification as an Airborne Ranger and concluding with his assignment as a Light Infantry Company Commander in the 10th Mountain Division.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the RV, emergency-rescue, defense, delivery and service markets.  The company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products.  The company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas.  Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at TUhttp://www.sec.govUT). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements.  An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled.  Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Joseph Nowiki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates, Inc. (616) 233-0500/jtryka@lambert-edwards.com

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